UNITED STATES SECURITIES AND

EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) December 16, 2005

LOGICOM, INC.

(Exact name of registrant as specified in its charter)

Nevada

(State or other jurisdiction of incorporation)

000-51119

(Commission File Number)

N/A

(IRS Employer Identification No.)

Suite 600 – 625 Howe Street, Vancouver, British Columbia Canada V6C 2T6

(Address of principal executive offices and Zip Code)

Registrant's telephone number, including area code 604.683.6648

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.03 Material Modification to Rights of Security Holders.

As required pursuant to the terms of the share exchange agreement between our company, Skin Shoes, Inc. and all of the shareholders of Skin Shoes, Inc. dated November 2, 2005, which was previously announced by us in a Form 8-K filed November 7, 2005, we have effected a 1-for-8.727273 forward stock split of our company’s issued and outstanding common stock, effective 9 a.m., Eastern Standard Time, on December 16, 2005. As a result of the forward stock split, each share of our common stock that was issued and outstanding immediately prior to the forward stock split was automatically combined into and became 8.727273 shares of common stock. No fractional shares were issued in connection with the forward stock split. Shareholders entitled to receive a fraction of a share equal to or greater than 0.5 received one whole share and shareholders entitled to receive a fraction of a share less than 0.5 forfeited such entitlement.

The number of issued and outstanding shares of common stock prior to the forward stock split was 2,225,000 and now, after giving effect to the forward stock split, it is 19,418,188. The forward stock split also changed the number of authorized shares of common stock from 50,000,000 shares to 436,363,650 shares.

The forward stock split neither altered the par value of the common stock, which is $0.01 per share, nor modified any voting rights or other terms of our common stock.

Item 9.01 Financial Statements and Exhibits

3.1	Certificate of Change, dated December 7, 2005 *
10.1	Share Exchange Agreement dated November 2, 2005 with all of the stockholders of Skin Shoes Inc. (1)

(1)	Filed as an exhibit to our Current Report on Form 8-K, filed with the SEC on November 7, 2004.
*	Filed herewith.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

LOGICOM, INC.

/s/ Gary Musil

Gary Musil, President and Director

Date: December 16, 2005